UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 6, 2012

TRACTOR SUPPLY COMPANY
(Exact name of registrant as specified in its charter)

Delaware	000-23314	13-3139732
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Powell Place, Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:	(615) 440-4000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 6, 2012, Tractor Supply Company (the “Company”) and James F. Wright, Chairman of the Board of Directors and Chief Executive Officer of the Company, entered into a Second Amended and Restated Change in Control Agreement (the “Change in Control Agreement”). The Change in Control Agreement replaces the amended and restated change in control agreement previously entered into by the Company and Mr. Wright. The amendments to the Change in Control Agreement changed the term of the Change in Control  Agreement to continue through the earlier of (i) February 28, 2015 or (ii) two (2) years following a Change in Control (as defined in the Change in Control Agreement). In addition, the amendments extended the noncompetition period following termination of employment from one year to eighteen months. The amendments further clarify the timing and method of payment of certain severance benefits pursuant to the Change in Control Agreement. The amendments additionally make certain changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

The foregoing description of the Change in Control Agreement does not purport to be complete and is qualified in its entirety by reference to the Change in Control Agreement, which is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Second Amended and Restated Change in Control Agreement, dated June 6, 2012, by and between Tractor Supply Company and James F. Wright.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRACTOR SUPPLY COMPANY

Date: June 6, 2012	By: /s/ Anthony F. Crudele
Name: Anthony F. Crudele
Title: Executive Vice President - Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Second Amended and Restated Change in Control Agreement, dated June 6, 2012, by and between Tractor Supply Company and James F. Wright.